LUVULIS CORPORATION

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is entered into as of October 29, 2025 (the “Effective Date”), by and between Jakub Marcin Dzierzynski (the “Lender”) and Luvulis Corporation (the “Company”).

RECITALS

The Lender desires to make available to the Company certain funds, and the Company wishes to borrow such funds, all in accordance with the terms and conditions set forth herein.

In consideration of the mutual promises and agreements contained in this Agreement, and for other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Loan Amount:

The Lender agrees to provide the Company with a loan of up to Seventy Thousand United States Dollars (US $70,000) (the “Loan Amount”).

2. Interest

The Loan Amount shall be interest-free. No interest or fees shall accrue or be payable during the term of this Agreement. The Lender hereby agrees to loan the Loan Amount to the Company upon the Company’s demand.

3. Term and Repayment

Term: The Loan shall have a fixed term of five (5) years commencing on the Effective Date and shall mature on October 28, 2030 (the “Maturity Date”), unless both Parties mutually agree in writing to extend such term.

Repayment: Repayment shall be made from the Company’s revenues once it achieves material net income. If unpaid at maturity, the full outstanding Loan Amount shall be repaid within ten (10) business days.

Early Repayment: The Company may prepay all or part of the Loan at any time without penalty, with notice to the Lender.

4. Security

The Loan is unsecured. No collateral or security interest is associated with it.

5. Representations and Warranties

The Company represents and warrants that it is duly organized, in good standing, and has full corporate authority to enter into and perform this Agreement. This Agreement constitutes a valid and binding obligation of the Company.

6. Covenants

Until full repayment of the Loan, the Company shall:

maintain its corporate existence and good standing;

comply with all applicable laws;

not take any action that would materially impair its ability to repay the Loan.

7. Events of Default

An Event of Default occurs if the Company fails to repay the outstanding Loan Amount within ten (10) business days of the Maturity Date, or becomes insolvent or subject to bankruptcy proceedings. Upon default, the Lender may pursue any remedies available under law.

8. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

9. Notices

All notices shall be in writing and delivered by personal delivery, courier, or email to the Parties’ designated addresses.

10. Miscellaneous

Entire Agreement: This Agreement constitutes the entire understanding of the Parties.

Amendments: Must be in writing and signed by both Parties.

Severability: If any provision is invalid, the remainder remains in effect.

Counterparts: May be executed in counterparts, each deemed an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first set forth above.

Company: Luvulis Corporation

By: /s/ Jakub Marcin Dzierzynski

Name: Jakub Marcin Dzierzynski

President, Director, Treasurer, Secretary, Chief Executive Office

Lender: Jakub Marcin Dzierzynski

By: /s/ Jakub Marcin Dzierzynski

Name: Jakub Marcin Dzierzynski